Exhibit 23

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-121402, 333- 117624, 333-117571, 333-117552), Form S-4 (Nos. 333-106680, 333-102565) and Form S-8 (Nos. 333-105847, 333-105852 and 333-111749) of First Advantage Corporation of our report dated March 9, 2005, except for the restatement discussed under the heading “Restatement of Prior Years Consolidated Financial Statements” in Note 2 to the consolidated financial statements as to which the date is March 28, 2006, relating to the financial statements and financial statement schedule, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

March 31, 2006